Exhibit 99.1

News Release
For Release April 19, 2023
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Lexington, SC – April 19, 2023

Highlights for First Quarter 2023

•	Net income of $3.463 million
•	Pre-tax pre-provision earnings of $4.496 million
•	Diluted EPS of $0.45 per common share
•	Deposit growth of $34.8 million during the quarter, a 10.0% annualized growth rate
•	Pure (non-CD) deposit growth, including customer cash management accounts, of $30.9 million during the quarter, a 9.15% annualized growth rate
•	Total loan growth of $11.9 million during the quarter, a 4.9% annualized growth rate
•	Key credit quality metrics continued to be strong during the quarter with net loan recoveries of $15 thousand, non-performing assets ratio of 0.29%, and past due loans of 0.02%
•	Investment advisory revenue of $1.1 million. Assets under management of $621.1 million at March 31, 2023
•	Cash dividend of $0.14 per common share, the 85th consecutive quarter of cash dividends paid to common shareholders

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced earnings and discussed the results of operations and the company’s activities during the first quarter of 2023.

First Community reported net income for the first quarter of 2023 of $3.463 million with diluted earnings per common share of $0.45. This compares to net income and diluted earnings per common share of $3.489 million and $0.46, respectively, year-over-year and $4.043 million and $0.53, respectively, on a linked quarter basis. Pre-tax pre-provision earnings during the first quarter of 2023 were $4.496 million. This compares to pre-tax pre-provision earnings of $5.184 million for fourth quarter of 2022 and $4.153 million for the first quarter of 2022.

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2023 of $0.14 per common share. This dividend is payable on May 16, 2023 to shareholders of record of the company’s common stock as of May 2, 2023. First Community President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue its cash dividend for the 85th consecutive quarter.”

As previously announced, the company’s Board of Directors has approved a share repurchase plan that provides for the repurchase of up to 375,000 shares of its common stock, which represents approximately 5% of the company’s 7,587,763 shares outstanding on March 31, 2023. Under the repurchase plan, the company may repurchase shares from time to time. No shares have been repurchased under this plan.

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2023, the bank’s regulatory capital ratios, Leverage, Tier I Risk Based and Total Risk Based, were 8.68%, 13.55%, and 14.63%, respectively. This compares to the same ratios as of March 31, 2022 of 8.43%, 13.89%, and 15.03%, respectively. As of March 31, 2023, the bank’s Common Equity Tier One ratio was 13.55% compared to 13.89% at March 31, 2022. The bank’s Tangible Common Equity to Tangible Assets ratio (TCE ratio) was 6.29% at March 31, 2023 compared to 6.21% at December 31, 2022 and 6.71% as of March 31, 2022. The TCE ratio, excluding the Accumulated Other Comprehensive Loss (AOCL), was 7.87% at March 31, 2023, compared to 8.01% as of December 31, 2022 and 7.56% at March 31, 2022.

Tangible Book Value (TBV) per share increased during the quarter to $14.26 per share at March 31, 2023, from $13.59 per share as of December 31, 2022. Excluding AOCL, TBV per share increased in the quarter to $18.15 per share at March 31, 2023 from $17.86 per share as of December 31, 2022.

Loan Portfolio Quality/Allowance for Loan Losses

The company’s asset quality metrics as of March 31, 2023 remained sound. The non-performing asset ratio was 0.29% of total assets with $5.1 million in non-performing assets, which compares to 0.35% and $5.8 million as of December 31, 2022. One loan relationship represented $3.9 million of this balance and in early April of 2023 work continues toward the resolution of this matter. Loans past due 30 days or more represented 0.02% of the loan portfolio with $149 thousand in past due loans. The ratio of classified loans plus OREO is 3.92% of total bank regulatory risk-based capital at March 31, 2023. During the first quarter, the bank had net loan recoveries of $15 thousand.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. The table below highlights key metrics of our commercial real estate portfolio as of March 31, 2023.

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans	Owner Occupied CRE % by $
Office Building	$190,848,570	19.2%	$468,915	67%	54%
Warehouse & Industrial	$109,841,577	11.1%	$520,576	62%	52%
Retail	$92,741,133	9.3%	$792,659	56%	16%
Hotel	$54,099,864	5.4%	$3,005,548	66%	0%
Religious Organization	$42,849,728	4.3%	$612,139	47%	100%

Balance Sheet

Total deposits were $1.42 billion at March 31, 2023 compared to $1.39 billion at December 31, 2022, an increase of $34.8 million, a 10.0% annualized growth rate. During March of 2023, total deposits increased $23.4 million. Pure deposits, which are defined as total deposits less certificates of deposits, increased $22.6 million during the first quarter of 2023, to $1.30 billion at March 31, 2023, a 7.10% annualized growth rate. Non-interest bearing accounts were stable during the quarter at 32.3% of total deposits. The bank had no brokered deposits and no listing services deposits at March 31, 2023. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $77.0 million at March 31, 2023, an increase of $8.2 million, an annualized growth rate of 47.9%. Costs of deposits increased on a linked quarter basis to 0.58% in the first quarter of 2023 from 0.25% in the fourth quarter of 2022. Cost of funds also increased on a linked quarter basis to 0.92% in the first quarter of 2023 from 0.43% in the fourth quarter of 2022. The cumulative cycle deposit beta for cost of deposits is 14.11% and for cost of funds is 20.21%. Mr. Crapps commented, “A strength of our bank has been and continues to be the value of our deposit franchise. In the first quarter of 2023, we continued to experience pressure on interest rates for interest bearing deposits as a result of the rapidly rising rate environment, and thus we saw increases in our cost of deposits and cost of funds. Notably, while the banking industry experienced some turmoil in March of 2023, we actually saw some nice deposit growth.”

As of March 31, 2023, the bank had uninsured deposits of $434.4 million, or 30.59%, of total bank deposits. Of those uninsured deposits, $74.7 million, or 5.26%, of total bank deposits were deposits of states or political subdivisions in the U.S. which are secured or collateralized. Total uninsured deposits, excluding these deposits that are secured or collateralized, were $359.7 million, or 25.3%, of total deposits at March 31, 2023. The average balance of all customer deposit accounts as of March 31, 2023 was $29,393. The average balance for consumer accounts was $16,247 and for non-consumer accounts was $65,074.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $60.6 million at March 31, 2023 compared to $12.9 million at December 31, 2022. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $65 million with three financial institutions and $10 million through the Federal Reserve Discount Window. There were no borrowings against the above lines of credit as of March 31, 2023.

The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. As of March 31, 2023, the bank had FHLB advances of $85 million. Therefore, having remaining credit availability under this facility in excess of $330 million, subject to collateral requirements.

Combined, the company has total remaining credit availability in excess of $405 million as compared to uninsured deposits of $359.7 million as noted above.

The investment portfolio was relatively unchanged at March 31, 2023 as compared to December 31, 2022 at $565 million. The yield increased to 3.18% during the first quarter of 2023 as compared to 2.78% in the fourth quarter of 2022. The modified duration of the Available-For-Sale portfolio is relatively low at 3.39. Notably, AOCL improved to ($29.5) million at March 31, 2023 from ($32.4) million at December 31, 2022, as we benefitted from a decline in interest rates in the middle of the yield curve.

Total loans increased by $11.9 million during the first quarter of 2023, a 4.9% annualized growth rate. Ted Nissen, First Community Bank President and Chief Banking Officer, noted, “We are pleased with our loan activity during the first quarter with production of $25.7 million. While the pipeline for new loan production is not as strong as in recent years, it does remain stable and we have unfunded commercial construction loans available for draws of $57.6 million at March 31, 2023.”

The balance sheet changes discussed above resulted in additional liquidity and are summarized below:

Sources of funds
Deposits	$35 million
Customer Cash Management	$ 8 million
Borrowings	$13 million
Capital	$ 5 million
Total	$61 million

Uses of funds
Cash / Overnight Investments	$49 million
Investment Securities	$ 1 million
Loans (includes held-for-sale)	$11 million
Total	$61 million

Net Interest Income/Net Interest Margin

Net interest income was $12.4 million in the first quarter of 2023 compared to $13.4 million in the fourth quarter of 2022 and $10.7 million in the first quarter of 2022. The net interest margin, on a taxable equivalent basis, was 3.19% for the first quarter of 2023 compared to 3.42% in the fourth quarter of 2022 and 2.91% in the first quarter of 2022.

Mr. Crapps noted, “The contraction in net interest margin was obviously driven by the increased cost of deposits and cost of funds. After being able to hold deposit and funding costs to 0.25% and 0.43%, respectively in the fourth quarter of 2022, the first quarter of 2023 represented the impact of some catching up.”

Non-Interest Income

Non-interest income for the first quarter of 2023 was $2.6 million, compared to $2.5 million in the fourth quarter of 2022 and $3.4 million in the first quarter of 2022. Total production in the mortgage line of business in the first quarter of 2023 was $23.09 million which was comprised of $5.21 million in secondary market loans, $5.38 million in adjustable rate mortgages (ARMs) and $12.5 million in construction loans. Fee revenue associated with the secondary market loans was $155 thousand in the first quarter of 2023 with a gain-on-sale margin of 2.97%. This compares to production year-over-year of $32.34 million which was comprised of $29.99 million in secondary market loans and $2.35 million in construction loans with no ARM loans made during the first quarter of 2022. Fee revenue associated with the secondary market loans in the first quarter of 2022 was $839 thousand with a gain-on-sale margin of 2.80%. The headwinds of low housing inventories and a higher interest rate market have continued to negatively impact mortgage production. To offset this impact, the bank has increased emphasis on its adjustable rate mortgage and construction loan products and hired additional mortgage lenders.

Revenue from the financial planning and investment advisory line of business was $1.1 million for the first quarter of 2023 compared to $1.0 million in the fourth quarter of 2022 and $1.2 million in the first quarter of 2022. Assets Under Management (AUM) were $621.1 million at March 31, 2023 compared to $558.8 million at December 31, 2022 and $632.8 million at March 31, 2022.

Non-Interest Expense

Non-interest expense decreased $258 thousand on a linked quarter basis to $10.4 million in the first quarter of 2023 from $10.7 million in the fourth quarter of 2022. Salaries and Benefits expense was down $359 thousand on a linked quarter basis due to an adjustment in incentive accruals and lower mortgage commissions which were partially offset by merit pay increases and normal annual adjustments for benefit expenses. Other Real Estate Expense was down $346 thousand due primarily to the payment of real estate taxes by the borrower on a non-performing asset loan which was expensed by the bank in the fourth quarter of 2022, and further the bank had no write-downs in the first quarter of 2023 compared to $50 thousand in the fourth quarter of 2022. Occupancy expense was up $105 thousand during the first quarter of 2023 due to expense related to additional leased space for the bank’s operations functions, higher maintenance expenses, and increased utilities and taxes. Other Expense was up $231 thousand due to higher professional and legal fees compared to the fourth quarter of 2023 and increased ATM/Debit Card and data processing expense.

Other

On January 1, 2023, the company adopted the CECL accounting standard, which resulted in a day one reduction of $14.3 thousand to the allowance for credit losses on loans offset by increases of $397.9 thousand to the allowance for credit losses on unfunded commitments and $43.5 thousand to the allowance for credit losses on held-to-maturity investments. Furthermore, deferred tax assets increased $89.7 thousand and retained earnings declined $337.4 thousand. Compared to the day one CECL results, the allowance for credit losses on loans increased $98.3 thousand to $11.4 million at March 31, 2023 from $11.3 million at January 1, 2023; the allowance for credit losses on unfunded commitments declined $16.0 thousand to $381.9 thousand at March 31, 2023 from $397.9 thousand at January 1, 2023; and the allowance for credit losses on held-to-maturity investments declined $1.4 thousand to $42.0 thousand at March 31, 2023 from $43.5 thousand at January 1, 2023. At March 31, 2023, the combined allowance for credit losses for loans, unfunded commitments, and investments was $11.8 million compared to $11.8 million at January 1, 2023 and $11.3 million at December 31, 2022.

The allowance for credit losses on loans as a percentage of total loans held-for- investment was 1.15% at March 31, 2023, 1.15% at January 1, 2023, and 1.16% at December 31, 2022.

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which may affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) any increases in FDIC assessment which will increase our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Total Assets	$1,735,398	$1,672,946	$1,651,829	$1,684,824	$1,652,279
Other Short-term Investments and CD’s1	60,597	12,937	17,244	76,918	68,169
Investment Securities
Investments Held-to-Maturity	223,137	228,701	233,301	233,730	—
Investments Available-for-Sale	336,457	331,862	338,350	337,254	577,820
Other Investments at Cost	5,768	4,191	1,929	1,929	1,879
Total Investment Securities	565,362	564,754	573,580	572,913	579,699
Loans Held for Sale	1,312	1,779	1,758	4,533	12,095
Loans
Paycheck Protection Program (PPP) Loans	200	219	238	250	269
Non-PPP Loans	992,520	980,638	949,972	916,082	875,528
Total Loans	992,720	980,857	950,210	916,332	875,797
Allowance for Credit Losses - Investments	42	—	—	—	—
Allowance for Credit Losses - Loans	11,420	11,336	11,315	11,220	11,063
Allowance for Credit Losses - Unfunded Commitments	382	—	—	—	—
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	722	761	801	840	879
Total Deposits	1,420,157	1,385,382	1,436,256	1,468,975	1,430,748
Securities Sold Under Agreements to Repurchase	76,975	68,743	73,659	71,800	68,060
Federal Funds Purchased	—	22,000	—	—	—
Federal Home Loan Bank Advances	85,000	50,000	—	—	—
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Shareholders’ Equity	123,581	118,361	114,145	117,592	125,380

Book Value Per Common Share	$16.29	$15.62	$15.07	$15.54	$16.59
Tangible Book Value Per Common Share	$14.26	$13.59	$13.03	$13.50	$14.53
Tangible Book Value Per Common Share excluding Accumulated Other Comprehensive Income (Loss)	$18.15	$17.86	$17.43	$17.00	$16.52
Equity to Assets	7.12%	7.08%	6.91%	6.98%	7.59%
Tangible Common Equity to Tangible Assets (TCE Ratio)	6.29%	6.21%	6.03%	6.12%	6.71%
TCE Ratio excluding Accumulated Other Comprehensive Income (Loss)	7.87%	8.01%	7.90%	7.59%	7.56%
Loan to Deposit Ratio (Includes Loans Held for Sale)	69.99%	70.93%	66.28%	62.69%	62.06%
Loan to Deposit Ratio (Excludes Loans Held for Sale)	69.90%	70.80%	66.16%	62.38%	61.21%
Allowance for Credit Losses - Loans/Loans	1.15%	1.16%	1.19%	1.22%	1.26%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.68%	8.63%	8.53%	8.34%	8.43%
Tier 1 Capital Ratio	13.55%	13.49%	13.42%	13.47%	13.89%
Total Capital Ratio	14.63%	14.54%	14.49%	14.57%	15.03%
Common Equity Tier 1 Capital Ratio	13.55%	13.49%	13.42%	13.47%	13.89%
Tier 1 Regulatory Capital	$147,877	$145,578	$142,305	$137,910	$135,555
Total Regulatory Capital	$159,721	$156,914	$153,620	$149,130	$146,618
Common Equity Tier 1 Capital	$147,877	$145,578	$142,305	$137,910	$135,555

[1]	Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Average Total Assets	$1,695,654	$1,677,109	$1,622,265
Average Loans (Includes Loans Held for Sale)	986,500	969,015	876,349
Average Investment Securities	565,116	568,833	571,831
Average Short-term Investments and CDs	30,136	24,869	67,194
Average Earning Assets	1,581,752	1,562,717	1,515,374
Average Deposits	1,381,708	1,416,915	1,374,813
Average Other Borrowings	179,528	131,470	97,517
Average Shareholders’ Equity	120,056	115,480	137,245

Asset Quality:	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Loan Risk Rating by Category (End of Period)
Special Mention	$646	$557	$596	$684	$1,668
Substandard	5,306	6,082	6,539	6,710	7,849
Doubtful	—	—	—	—	—
Pass	986,768	974,218	943,075	908,938	866,280
	$992,720	$980,857	$950,210	$916,332	$875,797
Nonperforming Assets
Non-accrual Loans	$4,126	$4,895	$4,875	$4,351	$148
Other Real Estate Owned and Repossessed Assets	934	934	984	984	1,146
Accruing Loans Past Due 90 Days or More	—	2	30	—	174
Total Nonperforming Assets	$5,060	$5,831	$5,889	$5,335	$1,468
Accruing Trouble Debt Restructurings	$86	$88	$91	$125	$1,393

	Three months ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Loans Charged-off	$2	$—	$1
Overdrafts Charged-off	7	21	14
Loan Recoveries	(17)	(13)	(20)
Overdraft Recoveries	(7)	(4)	(3)
Net Charge-offs (Recoveries)	$(15)	$4	$(8)
Net Charge-offs / (Recoveries) to Average Loans[2]	(0.01%)	0.00%	(0.00%)

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Interest income	$15,890	$15,057	$11,195
Interest expense	3,533	1,692	462
Net interest income	12,357	13,365	10,733
Provision for (release of) credit losses	70	25	(125)
Net interest income after provision	12,287	13,340	10,858
Non-interest income
Deposit service charges	232	190	265
Mortgage banking income	155	290	839
Investment advisory fees and non-deposit commissions	1,067	1,033	1,198
Gain (loss) on sale of other assets	—	(74)	—
Other non-recurring income	—	(2)	4
Other	1,121	1,076	1,068
Total non-interest income	2,575	2,513	3,374
Non-interest expense
Salaries and employee benefits	6,331	6,690	6,119
Occupancy	830	725	705
Equipment	336	351	332
Marketing and public relations	346	289	361
FDIC assessment	182	112	130
Other real estate expenses	(133)	213	47
Amortization of intangibles	39	40	39
Other	2,505	2,274	2,221
Total non-interest expense	10,436	10,694	9,954
Income before taxes	4,426	5,159	4,278
Income tax expense	963	1,116	789
Net income	$3,463	$4,043	$3,489

Per share data
Net income, basic	$0.46	$0.54	$0.46
Net income, diluted	$0.45	$0.53	$0.46

Average number of shares outstanding - basic	7,555,080	7,537,227	7,518,375
Average number of shares outstanding - diluted	7,644,440	7,619,524	7,594,840
Shares outstanding period end	7,587,763	7,577,912	7,559,760

Return on average assets	0.83%	0.96%	0.87%
Return on average common equity	11.70%	13.89%	10.31%
Return on average tangible common equity	13.42%	16.03%	11.63%
Net interest margin (non taxable equivalent)	3.17%	3.39%	2.87%
Net interest margin (taxable equivalent)	3.19%	3.42%	2.91%
Efficiency ratio[1]	69.43%	66.53%	69.93%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding gain on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended March 31, 2023			Three months ended March 31, 2022
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$209	$1	1.94%	$609	$45	29.97%
Non-PPP loans	986,291	11,158	4.59%	875,740	8,958	4.15%
Total loans	986,500	11,159	4.59%	876,349	9,003	4.17%
Non-taxable securities	51,563	375	2.95%	52,644	380	2.93%
Taxable securities	513,553	4,061	3.21%	519,187	1,779	1.39%
Int bearing deposits in other banks	30,010	294	3.97%	67,179	33	0.20%
Fed funds sold	126	1	3.22%	15	—	0.00%
Total earning assets	1,581,752	15,890	4.07%	1,515,374	11,195	3.00%
Cash and due from banks	26,012			28,511
Premises and equipment	31,375			32,722
Goodwill and other intangibles	15,378			15,536
Other assets	52,551			41,348
Allowance for credit losses - investments	(43)			—
Allowance for credit losses - loans	(11,371)			(11,226)
Total assets	$1,695,654			$1,622,265

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$320,487	$223	0.28%	$331,772	$45	0.06%
Money market accounts	311,383	1,328	1.73%	295,536	112	0.15%
Savings deposits	152,989	60	0.16%	145,340	20	0.06%
Time deposits	138,229	382	1.12%	152,884	156	0.41%
Fed funds purchased	2,655	30	4.58%	—	—	NA
Securities sold under agreements to repurchase	86,476	356	1.67%	82,553	25	0.12%
Other short-term debt	75,433	883	4.75%	—	—	NA
Other long-term debt	14,964	271	7.34%	14,964	104	2.82%
Total interest-bearing liabilities	1,102,616	3,533	1.30%	1,023,049	462	0.18%
Demand deposits	458,620			449,281
Allowance for credit losses - unfunded commitments	398			—
Other liabilities	13,964			12,690
Shareholders’ equity	120,056			137,245
Total liabilities and shareholders’ equity	$1,695,654			$1,622,265

Cost of deposits, including demand deposits			0.58%			0.10%
Cost of funds, including demand deposits			0.92%			0.13%
Net interest spread			2.77%			2.82%
Net interest income/margin		$12,357	3.17%		$10,733	2.87%
Net interest income/margin (tax equivalent)		$12,455	3.19%		$10,864	2.91%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible book value per common share	2023	2022	2022	2022	2022
Tangible common equity per common share (non-GAAP)	$14.26	$13.59	$13.03	$13.50	$14.53
Effect to adjust for intangible assets	2.03	2.03	2.04	2.04	2.06
Book value per common share (GAAP)	$16.29	$15.62	$15.07	$15.54	$16.59
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.29%	6.21%	6.03%	6.12%	6.71%
Effect to adjust for intangible assets	0.83%	0.87%	0.88%	0.86%	0.88%
Common equity to assets (GAAP)	7.12%	7.08%	6.91%	6.98%	7.59%

Tangible book value per common share excluding	March 31,	December 31,	September 30,	June 30,	March 31,
accumulated other comprehensive income (loss)	2023	2022	2022	2022	2022
Tangible common equity per common share excluding accumulated other comprehensive income (loss) (non-GAAP)	$18.15	$17.86	$17.43	$17.00	$16.52
Effect to adjust for intangible assets and accumulated other comprehensive income (loss)	(1.86)	(2.24)	(2.36)	(1.46)	0.07
Book value per common share (GAAP)	$16.29	$15.62	$15.07	$15.54	$16.59
Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive income (loss)
Tangible common equity to tangible assets excluding accumulated other comprehensive income (loss) (non-GAAP)	7.87%	8.01%	7.90%	7.59%	7.56%
Effect to adjust for intangible assets and accumulated other comprehensive income (loss)	(0.75)%	(0.93)%	(0.99)%	(0.61)%	0.03%
Common equity to assets (GAAP)	7.12%	7.08%	6.91%	6.98%	7.59%

	Three months ended
	March 31,	December 31,	March 31,
Return on average tangible common equity	2023	2022	2022
Return on average tangible common equity (non-GAAP)	13.42%	16.03%	11.63%
Effect to adjust for intangible assets	(1.72)%	(2.14)%	(1.32)%
Return on average common equity (GAAP)	11.70%	13.89%	10.31%

	Three months ended
	March 31,	December 31,	March 31,
Pre-tax, pre-provision earnings	2023	2022	2022
Pre-tax, pre-provision earnings (non-GAAP)	$4,496	$5,184	$4,153
Effect to adjust for pre-tax, pre-provision earnings	(1,033)	(1,141)	(664)
Net Income (GAAP)	$3,463	$4,043	$3,489

	Three months ended
	March 31,	December 31,	March 31,
Net interest margin excluding PPP Loans	2023	2022	2022
Net interest margin excluding PPP Loans (non-GAAP)	3.17%	3.39%	2.86%
Effect to adjust for PPP Loans	0.00%	0.00%	0.01%
Net interest margin (GAAP)	3.17%	3.39%	2.87%

	Three months ended
Net interest margin on a tax-equivalent basis	March 31,	December 31,	March 31,
excluding PPP Loans	2023	2022	2022
Net interest margin on a tax-equivalent basis excluding PPP Loans (non-GAAP)	3.19%	3.42%	2.90%
Effect to adjust for PPP Loans	0.00%	0.00%	0.01%
Net interest margin on a tax-equivalent basis (GAAP)	3.19%	3.42%	2.91%

	March 31,	December 31,	Growth	Annualized Growth
Loans and loan growth	2023	2022	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$992,520	$980,638	$11,882	4.9%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$992,520	$980,638	$11,882	4.9%
PPP Loans	200	219	(19)	(35.2)%
Total Loans (GAAP)	$992,720	$980,857	$11,863	4.9%

	March 31,	March 31,	Growth	Annualized Growth
Loans and loan growth	2023	2022	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$992,520	$875,528	$116,992	13.4%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$992,520	$875,528	$116,992	13.4%
PPP Loans	200	269	(69)	(25.7)%
Total Loans (GAAP)	$992,720	$875,797	$116,923	13.4%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Tangible book value per common share excluding accumulated other comprehensive income (loss),” “Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive income (loss),” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net interest margin excluding PPP Loans,” “Net interest margin on a tax-equivalent basis excluding PPP Loans,” “Non-PPP Loans and Related Credit Facilities,” and “Non-PPP Loans.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.

•	“Tangible book value per common share excluding accumulated other comprehensive income (loss)” is defined as total equity reduced by recorded intangible assets and accumulated other comprehensive income (loss) divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets excluding accumulated other comprehensive income (loss)” is defined as total common equity reduced by recorded intangible assets and accumulated other comprehensive income (loss) divided by total assets reduced by recorded intangible assets and other comprehensive income (loss).
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net interest margin excluding PPP Loans” is defined as annualized net interest income less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Net interest margin on a tax-equivalent basis excluding PPP Loans” is defined as annualized net interest income on a tax-equivalent basis less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities” is defined as Total Loans less PPP Related Credit Facilities and PPP Loans.
•	“Non-PPP Loans” is defined as Total Loans less PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans and PPP Related Credit Facilities. “Non-PPP Loans and Related Credit Facilities – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans and Related Credit Facilities Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans and Related Credit Facilities balance.
•	“Non-PPP Loans Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans. “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.